Exhibit 10.1

CITIZENS FIRST CORPORATION

2015 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNITS AWARD AGREEMENT

This Award Agreement (“Agreement”) is entered into as of         ,      (“Grant Date”), by and between Citizens First Corporation, a Kentucky corporation (“Company”), and an officer or employee of the Company or one of its Affiliates (“Participant”).

Background

A. The Company adopted the Citizens First Corporation 2015 Incentive Compensation Plan (“Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees (“participants”) more closely with those of the Company’s shareholders, providing participants with an additional incentive for excellent individual performance, and promoting teamwork among participants.

B. The Company believes that the goals of the Plan can be achieved by granting Performance Units to eligible officers and other key employees.

C. The Compensation Committee of the Board has determined that a grant of Performance Units to the Participant, as provided in this Award Agreement, is in the best interests of the Company and its Affiliates and furthers the purposes of the Plan.

D. The Participant wishes to accept the Company’s grant of Performance Units, subject to the terms and conditions of this Award Agreement and the Plan.

Agreement

In consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1. Defined Terms. For purposes of this Agreement, if the first letter of a word (or each word in a term) is capitalized, the term shall have the meaning provided in this Agreement, or if such term is not defined by this Agreement, the meaning specified in the Plan.

(a) “Appendix A” means Appendix A to this Agreement, which is hereby incorporated herein and made a part hereof. Appendix A describes the performance factors and goals with respect to the Performance Units.

(b) “Superior Performance” means the Performance Goal achievement required for the maximum permissible distribution with respect to a Performance Unit, as set out in Appendix A.

(c) “Threshold Performance” means the Threshold Performance Goal achievement required for any distribution to be made with respect to a Performance Unit, as set out in Appendix A.

(d) “Performance Goal” means a financial target on which the distribution with respect to a Performance Unit is based, as set out in Appendix A.

(e) “Performance Period” means the Performance Period specified in Appendix A.

(f) “Performance Unit” means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix A.

(g) “Section” refers to a Section of this Agreement.

(i) “Share Distribution” means, with respect to a Performance Unit, the total number of Shares to be distributed to the Participant.

(j) “Target Performance” means the Performance Goal achievement required for the targeted distribution with respect to an Performance Unit, as set out in Appendix A. If Target Performance is achieved but not exceeded for all Performance Goals, the Share Distribution with respect to a Performance Unit is one share of the Company’s voting common stock (“Share”).

2. Incorporation of Plan Terms. All provisions of the Plan, including definitions (to the extent that a different definition is not provided in this Agreement), are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

3. Award of Performance Units. The Committee has awarded the Participant       Performance Units, effective as of the Grant Date, subject to the terms and conditions of the Plan and this Agreement.

4. Contingent Distribution on Account of Performance Units.

(a) Except as provided in Section 5, no distribution shall be made with respect to any Performance Unit, unless (i) the respective Threshold Performance is achieved or exceeded in accordance with the Performance Goal set out in Appendix A, and (ii) the Participant (A) is continually employed by the Company and/or an Affiliate at all times from the award of the Performance Units until the date on which Shares are distributed pursuant to Subsection (c) below; provided, however, the Committee may, in its discretion, waive the continuous employment requirement in this clause (ii), or (B) Terminates Service during the Performance Period on account of the Participant’s death, Disability, or Retirement.

(b) All distributions on account of a Performance Unit shall be made in the form of Shares. The Share Distribution with respect to a Performance Unit, if any, is dependent on the Company’s achievement of the Performance Goals, as specified in Appendix A. By way of example, if Target Performance for the Performance Period is achieved but not exceeded with respect to each Performance Goal, the Share Distribution shall consist of one share of the Company’s voting common stock (“Share”). The number of Shares distributed on account of a Performance Unit shall be reduced by applicable tax withholding as provided in Section 9. If, after reduction for tax withholding, the Participant is entitled to a fractional Share, the net number of Shares distributed to the Participant shall be rounded down to the next whole number of Shares.

(c) Except as expressly provided in Section 5, the Company shall distribute the Share Distribution, reduced to reflect tax withholding, on the date the Company files its Form 10-K with the U.S. Securities and Exchange Commission in the calendar year following the year in which the Performance Period ends.

(d) Notwithstanding any other provision of this Agreement, the Committee may, in its sole discretion, reduce the number of Shares that may be distributed as determined pursuant to the Share Distribution calculation set forth above. The preceding sentence shall not apply to a distribution made pursuant to Section 5.

(e) If a Participant Terminates Service during the Performance Period on account of Participant’s Disability or Retirement, Participant’s Performance Units shall remain outstanding as if Participant had not Terminated Service, and payments with respect to such Performance Units shall be made at the same time and subject to the same performance requirements as payments that are made to Participants who did not incur a Termination of Service during the applicable Performance Period.

(f) If a Participant Terminates Service due to death during the Performance Period, the performance requirements with respect to the Participant’s Performance Units shall lapse, and the Participant’s Beneficiary shall, on the date of such Termination of Service, be fully entitled to payment under such Performance Units as if targeted performance had been achieved and the Performance Period ended on the date of the Participant’s death, and such payments shall be made within sixty (60) days after the Participant’s death.

5. Change in Control. If a Change in Control occurs during the Performance Period, and the Participant has been continually employed by the Company and/or an Affiliate from the Grant Date until the day preceding the Change in Control date, the Company shall distribute to the Participant on the Change in Control date or within thirty (30) days thereafter the number of Shares actually earned through the date of the Change in Control (pro-rated for the portion of the Performance Period served through the date of the Change in Control), that would have been paid to the Participant pursuant to Section 4, if (i) the Participant had satisfied the employment requirement of Subsection 4(a), and (ii) the Performance Period ended on the Change in Control date with earned Performance Units to be calculated based on actual Company performance relative to the Performance Goals as of the Change in Control date. The Committee, in its sole discretion, may elect for the Company to pay the Participant, in lieu of distributing Shares, the cash equivalent of the Shares to be distributed to the Participant pursuant to this Section. Upon such cash payment or distribution of Shares, the Company’s obligations with respect to the Performance Units shall end.

6. Performance Goals. The applicable Performance Goals, the weight given to each Performance Goal, and the Threshold Performance, Target Performance, and Superior Performance are set out in Appendix A.

7. Participant’s Representations. The Participant agrees, upon request by the Company and before the distribution of Shares with respect to the Performance Units, to provide written investment representations as reasonably requested by the Company.

8. Income and Employment Tax Withholding. All required federal, state, city, and local income and employment taxes that arise on account of the Performance Units shall be satisfied through the withholding of Shares otherwise distributable pursuant to this Agreement.

9. Nontransferability. The Participant’s interest in the Performance Units or any distribution with respect to such units may not be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process. Any attempted or purported transfer in contravention of this Section shall be null and void ab initio and of no force or effect whatsoever.

10. Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.

11. Changes in Shares. In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee, consistent with the principles set out in such Section, will make appropriate adjustment or substitution in the number of Performance Units, so that the contingent economic value of a Performance Units remains substantially the same. The Committee’s determination in this respect will be final and binding upon all parties.

12. Effect of Headings. The descriptive headings used in this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

13. Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the Commonwealth of Kentucky, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

15. Recoupment/Clawback. Any grant of Performance Units under this Agreement or any other award granted or paid to the Participant under the Plan, whether in the form of stock options, stock appreciation rights, restricted stock, performance units, performance units or stock, is subject to recoupment or “clawback” by the Company in accordance with applicable law. This Section, “Recoupment/Clawback,” shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Unit Award Agreement to be executed as of the day and year first above written.

PARTICIPANT

Accepted By:

Printed Name:

Date: , 2015

CITIZENS FIRST CORPORATION

By:

Title:

APPENDIX A TO 2015 PERFORMANCE UNITS AWARD AGREEMENT

Grant Date:               ,

Performance Units Awarded:

Performance Period: January 1, 2015 through December 31, 2017

Factors for Determining Amount Payable Pursuant to Performance Award

The number of Shares payable on account of a Performance Unit (before tax withholding) will be based on the results of the following performance factors (“Performance Factors”) during the Performance Period:

Return on Average Assets (ROA)

Non-Performing Assets to Total Assets Ratio (NPAs)

Net Charge-Offs to Average Total Loans Ratio (NCOs)

Definitions Related to Performance Factors

Return on Average Assets (ROA): Return on Average Assets is defined as GAAP ROA, as reported in the Company’s Form 10-K for the fiscal year excluding, however, extraordinary items and non-recurring charges, both as determined under GAAP.

Non-Performing Assets to Total Assets Ratio: As reported in the Company’s Form 10-K for the fiscal year.

Net Charge-Offs to Average Total Loans Ratio: As reported in the Company’s Form 10-K for the fiscal year.

Performance Weighting Fraction

“Performance Weighting Fraction” means the relative importance of each performance measure in evaluating performance and determining the number of Shares to be distributed (before tax withholding) with respect to each Performance Unit. The following weights have been assigned to the Performance Factors:

Return on Average Assets 70%

Non-Performing Assets to Total Assets Ratio 15%

Net Charge-Offs to Average Total Loans 15%

Calculation of Performance

For each Performance Factor, the performance level will be determined at the end of the Performance Period. The performance level will then be multiplied by the Performance Weighting Fraction, resulting in the Company’s Performance Level. The table below shows the percentage of Shares to be issued with respect to each Performance Unit (before tax withholding) at various performance levels:

PERFORMANCE BASED UNITS

Performance Period - 2015 to 2017

Performance Range Schedule - ROA

Performance Weight	70%

Performance Range	ROA	Percent of Incentive Earned
SUPERIOR	0.98%	150%
	0.93%	125%
TARGET	0.88%	100%
	0.86%	80%
	0.84%	60%
	0.82%	40%
	0.80%	20%
THRESHOLD	0.78%	0%

Performance Range Schedule - NPAs

Performance Weight	15%

Performance Range	NPAs	Percent of Incentive Earned
SUPERIOR	0.50%	150%
	0.75%	125%
TARGET	1.00%	100%
	1.10%	80%
	1.20%	60%
	1.30%	40%
	1.40%	20%
THRESHOLD	1.50%	0%

Performance Range Schedule - NCOs

Performance Weight	15%

Performance Range	NCOs	Percent of Incentive Earned
SUPERIOR	0.05%	150%
	0.075%	125%
TARGET	0.10%	100%
	0.15%	50%
THRESHOLD	0.20%	0%

Example: The following example shows the Share Distribution on account of 2,000 Performance Units, based on an ending period ROA of 1.10%, NPAs of 1.15% and NCOs of 0.20%.

ROA
Actual Results	1.10%
Performance Level (a)	100%
Factor Weight (b)	70%
Shares Issued With Respect to the Performance Units (before Withholding)	1,400

NPA
Actual Results	1.15%
Performance Level (a)	40%
Factor Weight (b)	15%
Shares Issued With Respect to the Performance Units (before Withholding)	120

NCO
Actual Results	0.20%
Performance Level (a)	100%
Factor Weight (b)	15%
Shares Issued With Respect to the Performance Units (before Withholding)	300

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Compensation Committee will review and approve the final performance results for the Performance Factor. The Compensation Committee reserves the right to use negative discretion to reduce the amount of any payment. The Shares will be distributed in accordance with the timing set forth in Section 4(c) of this Agreement.